Exhibit (b)(2)
BEAR, STEARNS & CO. INC.
383 Madison Avenue
New York, New York 10179
BEAR STEARNS CORPORATE LENDING INC.
383 Madison Avenue
New York, New York 10179
June 5, 2006
Senior Credit Facilities
and Senior Note Financing
Commitment Letter
Ranger Merger Sub Co.
c/o JLL Partners Fund V, L.P.
450 Lexington Avenue
Suite 3350
New York, New York 10017
Attention: Mr. Frank Rodriguez
Ladies and Gentlemen:
          You have advised Bear, Stearns & Co. Inc. (“Bear Stearns”) and Bear Stearns Corporate Lending Inc. (“BSCL”) that Ranger Merger Sub Co. (“AcquisitionCo”), a newly formed, wholly owned subsidiary of Ranger Holding LLC, a newly formed Delaware limited liability company (“Holdings”) formed by JLL Partners Fund V, L.P. (together with certain of its affiliates, collectively, the “Sponsor” and, together with certain other investors, the “Investor Group”), intends to acquire (the “Acquisition”) Ace Cash Express, Inc., a Texas corporation (the “Target”). You have further advised us that, upon consummation of the Acquisition, AcquisitionCo will be merged with and into the Target with the Target surviving as a wholly owned subsidiary of Holdings. We understand that the Acquisition will be effected pursuant to an agreement and plan of merger among Holdings, AcquisitionCo and the Target (the “Purchase Agreement”). References herein to the “Transaction” shall include the Acquisition, the financings described herein, the payment of related premiums, fees and expenses and all other transactions related to the Acquisition and such financings.
          You have also advised us that you propose to finance the Transaction from the following sources: (a) not less than $175,000,000 in cash to be invested in equity issued by Holdings to the Investor Group (which may include management rollover equity) (the “Sponsor

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Financing”), which will be contributed by Holdings to the equity capital of AcquisitionCo to finance the Acquisition (provided that any such equity that is not common equity of Holdings or AcquisitionCo shall be issued on terms that are reasonably satisfactory to us), (b) senior secured credit facilities of the Borrower (as defined in the Term Sheets (referred to below)) in an aggregate principal amount of up to $400,000,000 comprised of (i) a $275,000,000 asset based revolving credit facility (the “Senior ABL Facilities”) (under which approximately $55,000,000 shall be drawn on the closing date of the Transaction) and (ii) a $125,000,000 term loan facility (the “Term Loan B Facility” and, together with the Senior ABL Facilities, the “Senior Facilities”) and (c) $175,000,000 in gross cash proceeds from the issuance (the “Senior Note Financing” and, together with the Senior Facilities, the “Debt Financings”) by the Borrower of senior unsecured notes (the “Senior Notes”). The Senior ABL Facilities will also be used to finance the continuing operations of the Borrower and its subsidiaries after the Transaction.
          Bear Stearns is pleased to advise you that it is willing to act as sole lead arranger and bookrunner for the Senior Facilities, and BSCL is pleased to advise you of its commitment to provide (or to cause one of its subsidiaries or affiliates to provide) the entire amount of the Senior Facilities. The Statements of Terms and Conditions attached as Exhibits A and B hereto (the “Senior Facilities Term Sheets”) set forth the terms and conditions on and subject to which BSCL is willing to make available the Senior Facilities. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Term Sheets.
          Bear Stearns is also pleased to advise you that it is willing to act as the sole bookrunning manager and underwriter, sole lead initial purchaser and/or sole lead placement agent for the Senior Note Financing and to advise you of its commitment (the “Senior Notes Commitment”) to you to purchase or place the Senior Notes. The Statement of Terms and Conditions attached hereto as Exhibit C (the “Senior Notes Term Sheet” and, together with the Senior Facilities Term Sheets, the “Term Sheets”) sets forth the terms and conditions on and subject to which Bear Stearns is willing to purchase or place the Senior Notes. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Term Sheets.
          It is agreed that (i) Bear Stearns will act as the sole lead arranger and sole bookrunner in respect of the Senior Facilities, (ii) BSCL will act as sole and exclusive syndication agent and administrative agent in respect of the Senior Facilities, (iii) Bear Stearns will act as the sole bookrunning manager and underwriter, sole lead initial purchaser and/or sole lead placement agent for the Senior Note Financing, (iv) Bear Stearns will be engaged by you (on terms to be agreed upon) to act as sole lead arranger, sole bookrunning manager and underwriter, sole lead initial purchaser and/or sole lead placement agent for any other credit facilities or underwritten offering or private placement related to any other debt, convertible debt or equity securities (other than the Sponsor Financing and any other equity interests issued to the Investor Group) the proceeds of which are used to finance any portion of the Transaction (each such credit facility, underwritten offering or private placement a “Financing” and, collectively with the Debt Financings, the “Financings”), and (v) Bear Stearns and BSCL will, in their respective capacities, perform the duties and exercise the authority customarily performed and exercised by them in such roles. In addition, a portion of the economics of any of the Financings payable to Bear Stearns and/or BSCL may be shared by Bear Stearns and/or BSCL with other institutions identified by you or the Sponsor, which institutions would act as (a) additional initial underwriters, initial purchasers and/or placement agents and/or (b) additional lenders, provided that (1) such institutions are reasonably approved by Bear Stearns and BSCL, (2) the aggregate

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amount of the economics payable to Bear Stearns and BSCL in connection with each such Financing shall not be less than an amount to be agreed to by Bear Stearns, BSCL and you, (3) no economics shall be shared with any institution unless such institution has provided a commitment in respect of each relevant Financing reasonably satisfactory to Bear Stearns, BSCL and you within 45 days after your execution and delivery of this Commitment Letter, (4) any titles or roles granted to any such institution shall be reasonably satisfactory to Bear Stearns and BSCL (it being understood and agreed that Bear Stearns shall have lead left placement on all marketing materials related to all such Financings except to the extent that the Target’s existing credit agreement, dated as of July 30, 2004, as amended, with Wells Fargo Bank, National Association, as administrative agent (the facilities thereunder, the “Existing Facilities”), is amended on terms reasonably satisfactory to us to permit the consummation of the Transaction or to the extent, subject to the other clauses of this proviso, an institution is otherwise identified by you to act in such capacity with respect to the Senior ABL Facilities) and (5) to the extent that the Existing Facilities are amended as contemplated by clause (4) above, the underwriting fee with respect thereto set forth in the Fee Letter referred to below shall not be shared by BSCL with any other institution. You agree, however, that no other agents, co-agents, lead arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and the Fee Letter) will be paid in connection with the Debt Financings, unless you and Bear Stearns shall so agree. The obligations of Bear Stearns and BSCL in respect of the Debt Financings are set forth exhaustively in this Commitment Letter, and Bear Stearns and BSCL shall have no obligation or liability whatsoever in respect of any Financing that is not a Debt Financing except as set forth in a written agreement reasonably satisfactory to, and signed by, them.
          We intend to syndicate the Senior Facilities and the Senior Notes Commitment to a group of financial institutions (together with BSCL, the “Lenders”) identified by us in consultation with you. Bear Stearns intends to commence syndication efforts in respect of the Senior Facilities and the Senior Notes Commitment promptly following the execution by Holdings and/or AcquisitionCo of the Purchase Agreement, and you agree actively to assist Bear Stearns in completing a syndication satisfactory to it. Such assistance shall, in each case, include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Target, (b) your using commercially reasonable efforts to ensure direct contact by the proposed Lenders with senior management of Holdings, AcquisitionCo and the Target, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication, including causing such marketing materials to conform to market standards as reasonably determined by Bear Stearns and, at the request of Bear Stearns, the preparation of versions of the Confidential Information Memorandum that do not contain material non-public information concerning Holdings, AcquisitionCo, the Target or any of their respective affiliates, or any of their respective securities, for purposes of United States federal and state securities laws, and (d) the hosting, with Bear Stearns, of one or more meetings of prospective Lenders and, in connection with any such meeting, consulting with Bear Stearns with respect to the presentations to be made at such meeting, and your using commercially reasonable efforts to make available appropriate officers and representatives of the Sponsor, Holdings, AcquisitionCo and the Target to rehearse such presentations prior to such meetings, as reasonably requested by Bear Stearns.

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          Bear Stearns will manage, in consultation with you, all aspects of the syndications contemplated by this Commitment Letter, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. You will, and will cause your subsidiaries and affiliates to, comply with the applicable requirements of Rule 144A or, as applicable, Regulations S-K or S-X, and the applicable securities laws and regulations in connection with the Financings (other than the Senior Facilities) and to use commercially reasonable efforts to cooperate with Bear Stearns in connection with the Financings (other than the Senior Facilities), including, without limitation, upon reasonable request of Bear Stearns, using commercially reasonable efforts to make requested members of senior management and representatives of the Sponsor, the Borrower, the Target and their respective subsidiaries available to participate in information meetings with potential purchasers and rating agencies at such times and places as Bear Stearns may reasonably request, and providing Bear Stearns not later than the 30th day prior to the anticipated closing date of the Transaction (i) a preliminary offering memorandum or registration statement and prospectus with respect to the Senior Notes to be distributed at such time as is specified by Bear Stearns to potential purchasers, containing all relevant information about the Sponsor, Holdings, AcquisitionCo, the Target and the Transaction that Bear Stearns may reasonably deem necessary to complete a successful offering or that Bear Stearns, the Sponsor, the Borrower or the Target may reasonably consider necessary or appropriate for accurate, complete and adequate disclosure, pro forma and other financial statements and schedules of the Target and the Borrower of the type that would be required in a registered public offering (except that such financial statements shall not be required to be compliant with Rule 3-10 of Regulation S-X)), (ii) projections (including balance sheets, income statements and statements of cash flow) for the Borrower for fiscal years 2006 through 2013 after giving pro forma effect to the Transaction (the “Projections”) and (iii) such other information as may reasonably be requested by Bear Stearns or its counsel. You agree, upon the request of Bear Stearns, to use commercially reasonable efforts to commence one or more “road shows” with respect to any of the Financings (other than the Senior Facilities) as soon after delivery of the aforesaid preliminary offering memorandum as is reasonably feasible, at such times as Bear Stearns may indicate.
          You agree that, at your expense, you will use commercially reasonable efforts to work with Bear Stearns to procure ratings for the Senior Notes and the Senior Facilities by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) within a reasonably agreed upon period following the date hereof.
          To assist Bear Stearns in its syndication and placement efforts, you agree to use commercially reasonable efforts to prepare and provide to Bear Stearns all information with respect to the Sponsor, Holdings, AcquisitionCo, the Borrower, the Target and the Transaction, including all financial information and Projections, as we may reasonably request in connection with the arrangement and syndication of the Senior Facilities and the placement of the Senior Notes. You hereby represent and warrant that (a) all information other than the Projections (the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the

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Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Senior Facilities and placing the Senior Notes we may use and rely on the Information and the Projections without independent verification thereof.
          As consideration for BSCL’s commitment hereunder and Bear Stearns’ agreement to perform the services described herein, you agree to pay, or to cause the Borrower to pay, to BSCL the nonrefundable fees set forth in the Term Sheets and in the fee letter dated the date hereof and delivered herewith (the “Fee Letter”).
          BSCL’s commitment hereunder and Bear Stearns’ agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any effect, change, fact, event, occurrence, development or circumstance that, individually or together with any other effect, change, fact, event, occurrence, development or circumstance, (x) is or could reasonably be expected to result in a material adverse effect on or change in the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of the Target and its subsidiaries, taken as a whole, or (y) could reasonably be expected to prohibit, restrict or materially impede the consummation of the transactions contemplated by the Purchase Agreement, including the Merger (as defined in the Purchase Agreement) (each, a “Target Material Adverse Effect”); provided, however, that none of the following shall be taken in to account in determining whether there has been a Target Material Adverse Effect, or a Target Material Adverse Effect could reasonably be expected to occur: (i) any change in the U.S. securities markets, generally; (ii) any change in the market price or trading volume of the Target’s common stock after the date hereof, provided that the exception in this clause (ii) shall not prevent an assertion that any underlying cause of such change independently has contributed to a Target Material Adverse Effect; (iii) any failure by the Target to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof, provided that the exception in this clause (iii) shall not prevent an assertion that any underlying cause of such failure independently has contributed to a Target Material Adverse Effect; (iv) any change in accounting requirements or principles required by United States generally accepted accounting principles and practices or required by any change in applicable Laws (as defined in the Purchase Agreement) and any restatement of the Target’s financial statements as a result thereof or public announcement related thereto, provided that the exception in this clause (iv) shall not prevent an assertion that any underlying cause of such restatement independently has contributed to a Target Material Adverse Effect; (v) any determination under the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated thereunder or under the Securities Exchange Act of 1934, that the Target has a material weakness or significant deficiency in its internal controls or procedures, provided that the exception in this clause (v) shall not prevent an assertion that any underlying cause of such material weakness or deficiency independently has contributed to a Target Material Adverse Effect; (vi) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including any reduction in revenues, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (vii) any adverse change, effect, event, occurrence, state of facts or development related to any action or inaction by Holdings or AcquisitionCo (including any reduction in revenues, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (viii) any adverse change, effect, event, occurrence, state

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of facts or development attributable to conditions affecting the U.S. economy as a whole or the industries in which the Target participates, excluding any adverse change, effect, event, occurrence, state of fact or development that would reasonably be expected to have a materially disproportionate impact on the condition (financial or otherwise), properties, business, operations, results of operations, assets or liabilities of the Target and its subsidiaries, taken as a whole; (ix) any adverse change, effect, event, occurrence, state of fact or development resulting from any change in Laws after the date hereof or the Guidelines for Payday Lending which were publicly announced by the FDIC on or about March 1, 2005 (the “Guidelines”) or any subsequent implementation or modification thereof or any public announcement pertaining thereto, unless all such changes in Laws and Guidelines after the date hereof, in the aggregate, would reasonably be expected to result in a loss of EBITDA (as defined in the Purchase Agreement), damages or liabilities in an amount exceeding 20% of the aggregate EBITDA of the Target for the most recently completed twelve-month period for which the Target has financial information available, in which case all such changes will be considered in determining whether a Target Material Adverse Effect has occurred or could reasonably be expected to occur; (x) any adverse change, effect, event, occurrence, state of facts or development attributable or relating to expenses incurred in connection with the transactions contemplated by the Purchase Agreement, including as a result of the Target’s entry into, and as permitted by, the Purchase Agreement, the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of stock options) to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of the Purchase Agreement or as disclosed in the Purchase Agreement; or (xi) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to the taking of any action required by, or the failure to take any action prohibited by, the Purchase Agreement, (b) our satisfaction that prior to and during the syndication of the Senior Facilities and the Senior Notes Commitment there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Holdings, AcquisitionCo, the Target or any of their subsidiaries, (c) the negotiation, execution and delivery on or before the date that is six months after your execution and delivery of this Commitment Letter of definitive documentation with respect to the Senior Facilities and the Senior Note Financing reasonably satisfactory to Bear Stearns and its counsel (which documentation shall contain terms consistent with those in the Term Sheets), provided that such date shall be extended by two months if, on the date that is six months after your execution and delivery of this Commitment Letter, any regulatory approval necessary to consummate the Acquisition has not been obtained and all other Purchase Agreement conditions to the consummation of the Acquisition are satisfied or capable of then being satisfied on the Closing Date, (d) there being a period of at least 21 days between the commencement of the syndication process (the date of the meeting of the invited lenders) and the occurrence of the closing date of the Transaction, (e) your compliance in all material respects with your covenants and agreements with us in respect of the Transaction and the correctness in all material respects of your representations and warranties to us in connection therewith, (f) the execution and delivery to us of the documents described in the penultimate paragraph of this Commitment Letter, and (g) the other conditions set forth or referred to in the Term Sheets.
          You agree (a) to indemnify and hold harmless Bear Stearns, BSCL, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an “Indemnified Person”) as set forth in Annex A hereto and (b) to reimburse Bear Stearns, BSCL and their

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affiliates on demand for all reasonable out-of-pocket expenses (including reasonable due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of outside counsel, and all reasonable Blue Sky, National Association of Securities Dealers, Inc., rating agency and document printing fees and expenses and any reasonable costs associated with any road show) incurred in connection with the Debt Financings or any other Financings and any related documentation (including this Commitment Letter, the Term Sheets, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No Indemnified Person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons (except to the extent resulting from the gross negligence or willful misconduct of such Indemnified Persons) or for any special, indirect, consequential or punitive damages in connection with the Financings.
          You acknowledge that Bear Stearns and its affiliates (the term “Bear Stearns” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or the Target may have conflicting interests regarding the Transaction and otherwise. Bear Stearns will not use confidential information obtained from you by virtue of the Transaction or its other relationships with you (a) for any purpose other than the performance of services for you in connection with the Transaction or (b) in connection with the performance by Bear Stearns of services for other companies, and Bear Stearns will not furnish any such information to other companies. You also acknowledge that Bear Stearns has no obligation to use in connection with the Transaction, or to furnish to you, confidential information obtained from other companies.
          This Commitment Letter shall not be assignable by you without the prior written consent of Bear Stearns and BSCL (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons (to the extent set forth herein). This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, Bear Stearns and BSCL. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Debt Financings and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.
          This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter, (b) in the case of the Commitment Letter and the Term Sheets only, on a confidential basis, to the Target and its advisors, or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof).

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          The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or BSCL’s commitment hereunder.
          We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), BSCL and each Lender, may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow BSCL and each Lender to identify the Borrower in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective for BSCL and each Lender. Moreover, BSCL and the Lenders shall be entitled to obtain from you all documentation and other information required by bank regulatory authorities under applicable “know your customer” rules and regulations.
          You hereby irrevocably submit to the non-exclusive jurisdiction of any court of the State of New York located in the Borough of Manhattan in the City of New York or the United States District Court for the Southern District of the State of New York, or any appellate courts from any thereof, for the purpose of any suit, action or other proceeding arising out of this Commitment Letter, the Fee Letter or any of the agreements or transactions contemplated hereby, which is brought by or against you and you (a) hereby irrevocably agree that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (b) hereby agree not to commence any action, suit or proceeding relating to this Commitment Letter, the Fee Letter or any such other agreements or transactions other than in such court except to the extent mandated by applicable law. You hereby waive any objection that you may now or hereafter have to the venue of any such suit, action or proceeding in any such court or that such suit, action or proceeding was brought in an inconvenient court and agree not to plead or claim the same. You hereby acknowledge that you have been advised by counsel in the negotiation, execution and delivery of this Commitment Letter, the Fee Letter and the other agreements and transactions contemplated hereby, that neither Bear Stearns nor BSCL has any fiduciary relationship with or fiduciary duty to you or any other person arising out of or in connection with this Commitment Letter, the Fee Letter or any of the other agreements or transactions contemplated hereby and that neither BSCL nor Bear Stearns has been retained to advise or has advised you or any other person regarding the wisdom, prudence or advisability of entering into or consummating the Transaction. YOU HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS COMMITMENT LETTER, THE FEE LETTER OR ANY OF THE OTHER AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.
          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on June 13, 2006. BSCL’s commitment and Bear Stearns’ agreements herein will automatically expire at such time in the event Bear Stearns has not received such executed counterparts in accordance with the immediately preceding sentence. Bear Stearns and BSCL may terminate their commitments and agreement under this Commitment Letter at any time if any material breach or default occurs in the performance of any of your material obligations to Bear Stearns or BSCL with respect to the Transaction and such breach or default is not cured within 10 days following notice to you from Bear Stearns or BSCL.

          Bear Stearns and BSCL are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ Lawrence B. Alletto

Name: Lawrence B. Alletto
Title: Senior Managing Director

BEAR STEARNS CORPORATE LENDING INC.

By:	/s/ Lawrence B. Alletto

Name: Lawrence B. Alletto
Title: Vice President

Accepted and agreed to as of the date first written above by:

RANGER MERGER SUB CO.

By:	/s/ Frank Rodriguez

Name: Frank Rodriguez
Title: Secretary

Annex A
     Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Commitment Letter dated June 5, 2006 (the “Commitment Letter”) from Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc. to Ranger Merger Sub Co. (the “Indemnifying Party”) of which these Indemnification Provisions form an integral part.
     To the fullest extent permitted by applicable law, the Indemnifying Party agrees that it will indemnify and hold harmless each of the Indemnified Persons from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities and reasonable, out-of-pocket costs, expenses and disbursements and any and all actions, suits, proceedings and investigations in respect thereof and any and all reasonable, out-of-pocket legal or other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the reasonable, out-of-pocket costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, reasonable, out-of-pocket costs, expenses and disbursements, resulting from any negligent act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (i) the Transaction, (ii) the Commitment Letter, the Fee Letter, the Senior Facilities or the Senior Note Financing, or (iii) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions information furnished by the Indemnifying Party or any of its subsidiaries or affiliates to any of the Indemnified Persons or any other person in connection with the Transaction or the Commitment Letter, provided, however, such indemnity agreement shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or willful misconduct of any of the Indemnified Persons.
     These Indemnification Provisions shall be in addition to any liability which the Indemnifying Party may have to the Indemnified Persons.
     If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness, provided, however, that any failure by any of the Indemnified Persons to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder unless such failure to notify shall result in actual and material prejudice to the Indemnifying Party. Bear Stearns, on behalf of the Indemnified Persons, shall have the right to retain counsel of its choice (reasonably satisfactory to the Indemnifying Party) to represent the Indemnified Persons, and the Indemnifying Party shall pay the reasonable, out-of-pocket fees, expenses and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim to which any of the Indemnified Persons are entitled to indemnification hereunder if

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such settlement is made with prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Without the prior written consent of Bear Stearns, the Indemnifying Party shall not settle or compromise any claim, permit a default or consent to the entry of any judgment in respect thereof unless such settlement involves solely the payment of money and the Indemnified Party agrees to be responsible for such payment.
     In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provided for indemnification in such case, then the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Persons, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation, gross negligence or willful misconduct shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation, gross negligence or willful misconduct. Notwithstanding the foregoing, none of the Indemnified Persons shall be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by such Indemnified Person pursuant to the Commitment Letter and the Fee Letter.
     Neither expiration or termination of the BSCL’s commitment under the Commitment Letter nor the purchase or payment of Senior Notes nor the funding or repayment of the loans under the Senior Facilities shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

EXHIBIT A
SENIOR ABL FACILITIES
Statement of Terms and Conditions

     Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Commitment Letter dated June 5, 2006 from Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc. to Ranger Merger Sub Co. (“AcquisitionCo”) of which this Statement of Terms and Conditions forms an integral part. Set forth below is a statement of the terms and conditions for the Senior ABL Facilities.

I. Parties

Borrower:	AcquisitionCo (the “Borrower”). Concurrently with the consummation of the Acquisition, the Borrower will merge with and into the Target and the Target will assume all obligations of the Borrower.

Guarantors:	Holdings and each of the direct and indirect domestic subsidiaries of the Borrower (the “Guarantors”; the Borrower and the Guarantors, collectively, the “Credit Parties”).

Lead Arranger(s) and Bookrunner(s):	Bear, Stearns & Co. Inc. (“Bear Stearns”) will be the sole lead arranger and sole bookrunner, provided that, to the extent permitted by the Commitment Letter, Bear Stearns and an institution identified by the Borrower may be designated as joint lead arrangers and joint bookrunners (Bear Stearns and any such other institution, in such capacities, collectively, the “Arranger”).

Administrative Agent:	Bear Stearns Corporate Lending Inc. (in such capacity, the “Administrative Agent”).

Collateral Agent:	A Lender selected by the Administrative Agent in consultation with the Borrower (in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agents”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Arranger (collectively, the “Lenders”).

II. Types and Amounts of Facilities

Facilities:	Five-year revolving credit facility (the “Revolving Facility”) in the amount of $200,000,000 (the loans thereunder, the “Revolving Loans”). At any time prior to the Revolving Termination Date (as defined below), the Borrower shall have the right (without the consent of any Lender) to increase the aggregate commitments under the Revolving Facility to an aggregate amount of up to $225,000,000, subject to (a) receipt of commitments totaling such requested increase amount and (b) the absence, before and after giving effect to such increase, of any default or event of default. Any such increase will be effected in accordance with procedures reasonably satisfactory to the Administrative Agent, including, without limitation, procedures to ensure that the exposure is held ratably by all Lenders after giving effect to such increase.

Seasonal revolving credit facility (the “Seasonal Facility” and, together with the Revolving Facility, the “Senior ABL Facilities”) in the amount of $75,000,000 (the loans thereunder, the “Seasonal Loans”), which will be available between each December 1 and April 15 of the following year.

Availability:	The Revolving Facility shall, subject to the then-current Borrowing Base (as defined below), be available on a revolving basis during the period commencing on the Closing Date (as defined below) and ending on the fifth anniversary thereof (the “Revolving Termination Date”). Approximately $55,000,000 in Revolving Loans shall be made on the Closing Date.

The Seasonal Facility shall, subject to the then-current Borrowing Base, be available on a revolving basis between each December 1 and April 15 of the following year (the “Seasonal Availability Period”) until April 15, 2011 (the “Seasonal Termination Date”). No Seasonal Loans shall be made on the Closing Date.

Borrowing Base:	The borrowing base shall be calculated in a manner that is substantially consistent with the Existing Facilities and with such other customary changes to be mutually agreed (the “Borrowing Base”).

Letters of Credit	A portion of the Revolving Facility not in excess of an amount to be determined shall be available for the issuance of standby letters of credit (the “Letters of Credit”) by a Lender to be selected in the syndication process in consultation with the Borrower (in such capacity, the “Issuing Lender”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans at the option of the Borrower) on the next business day (unless such notice is received prior to 10:00 a.m., in which case such amount shall be reimbursed on the same day). To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Maturity:	The Revolving Loans shall mature and be due and payable in full on the Revolving Termination Date.

The Seasonal Loans shall mature and be due and payable in full on the earlier to occur of (a) the Seasonal Termination Date and (b) the last day of the Seasonal Availability Period during which such Seasonal Loans were made.

Purpose:	The proceeds of the Revolving Loans shall be used to finance a portion of the Transaction (including the refinancing of certain existing indebtedness of the Borrower), to pay related fees and expenses and for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business.

The proceeds of the Seasonal Loans shall be used for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business.

III. Certain Payment Provisions

Fees and Interest Rates	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Revolving Loans and Seasonal Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be agreed upon.

Mandatory Prepayments:	The Revolving Loans and Seasonal Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed the lesser of (a) the then-current Borrowing Base and (b) the amount of the Revolving Facility or the Seasonal Facility, as applicable.

IV. Collateral	The Senior ABL Facilities and any hedging agreements and bank products (including ACH transactions, credit card transactions and cash management services) provided by any Lender (or affiliate thereof), will be secured by a first priority perfected (subject to customary exceptions to be agreed) security interest in all of the cash, Cash Holdings (the definition of which will be substantially consistent with the Existing Facilities and with such other changes to be mutually agreed) and deposit accounts of the Credit Parties, together with the proceeds thereof and certain related assets consistent with the Existing Facilities (collectively, the “ABL Collateral”).

The Term Loan B Facility (will be secured by (a) a first priority perfected (subject to customary exceptions to be agreed) security interest in substantially all of the assets of the Credit Parties (other than the ABL Collateral), whether consisting of real, personal, tangible or intangible property (including all of the outstanding shares of capital stock of the Borrower and the Borrower’s domestic subsidiaries (except to the extent the pledge of any such shares would trigger any requirement under the rules and regulations of the Securities and Exchange Commission to file separate financial statements with respect to the issuer thereof) and 66% of the capital stock of first tier foreign subsidiaries, but excluding leasehold mortgages), except for those assets as to which the Administrative Agent shall determine in its reasonable discretion that the cost of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby (collectively, the “Term Collateral” and, together with the ABL Collateral, the “Collateral”) and (b) a second priority perfected (subject to customary exceptions to be agreed) security interest in the ABL Collateral.

An intercreditor agreement satisfactory to the Agents will govern all arrangements in respect of the Collateral between the Senior ABL Facilities and the Term Loan B Facility.

V. Certain Conditions

Initial Conditions:	The availability of the Senior ABL Facilities shall be conditioned upon satisfaction, on or before the date that is six months after AcquisitionCo’s execution and delivery of the Commitment Letter, of conditions precedent set forth in Exhibit

D, provided that such date shall be extended by two months if, on the date that is six months after AcquisitionCo’s execution and delivery of the Commitment Letter, any regulatory approval necessary to consummate the Acquisition has not been obtained and all other Purchase Agreement conditions to the consummation of the Acquisition are satisfied or capable of then being satisfied on the Closing Date (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”).

On-Going Conditions:	The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the documentation with respect to the Senior ABL Facilities (the “ABL Documentation”) (including, without limitation, the material adverse change and litigation representations), (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit and (c) after giving effect to the extension of credit request, the total extensions of credit under the Senior ABL Facilities shall not exceed the then-current Borrowing Base. As used herein and in the ABL Documentation, other than on the Closing Date, a “Material Adverse Effect” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the Transaction, (ii) the business, assets, property or condition (financial or otherwise) of Holdings and its subsidiaries, taken as a whole, or (iii) the validity or enforceability of any of the ABL Documentation or the rights and remedies of the Agents and the Lenders thereunder.

VI. Certain Documentation Matters	The ABL Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type (in each case, with customary exceptions, materiality thresholds and cure periods to be agreed), including, without limitation:

Representations and Warranties:	Financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of ABL Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:	Delivery of financial statements, reports, accountants’ letters, projections, borrowing base certificates, officers’ certificates and other information reasonably requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records (including periodic Collateral audits); notices of defaults, litigation and other material events; compliance with environmental laws, further assurances (including, without limitation, with respect to security interests in after-acquired property); and entering into interest rate protection on terms and conditions reasonably satisfactory to the Arranger.

Financial Covenants:	So long as Excess Availability (which term shall be defined in the ABL Documentation) is at least equal to an amount to be determined by the Arranger, there will not be any financial covenants. For so long as Excess Availability is less than such amount, Holdings and its subsidiaries will be required to maintain a fixed charge ratio in an amount to be determined by the Arranger.

Negative Covenants:	Limitations on: indebtedness; liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; swap agreements; changes in fiscal year; negative pledge clauses; changes in lines of business; amendments to transaction documents; deposit accounts and armored couriers; and changes in passive holding company status of Holdings.

Cash Dominion:	The Borrower and its subsidiaries will be subject to cash dominion on terms to be agreed.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain covenants, to a grace period to be agreed upon); extensions of credit exceeding the then-current Borrowing Base more than three times in any 12-month period; cross-default in respect of material indebtedness and hedging obligations (after the expiration of any applicable grace periods); bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document or security interest; and a change of control (the definition of which is to be agreed but in any event including any change of control in respect of the Senior Notes and Term Loan B Facility).

Voting:	Amendments and waivers with respect to the ABL Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Revolving Loans, Seasonal Loans and participations in Letters of Credit and unused commitments under the Senior ABL Facilities, except that (a) the consent of each Lender directly adversely affected thereby shall be required with respect to (i) reductions in the principal amount or extensions of the final maturity of any Revolving Loan or Seasonal Loan, as the case may be, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment, (iv) modifications to the pro rata provisions of the ABL Documentation and (v) change in the definition of “Seasonal Availability Period”, (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of any of the material Guarantors or any material portion of the collateral (except, in each case, as expressly permitted by the ABL Documentation) and (c) the consent of a percentage to be agreed upon of the Lenders shall be required with respect to increases in the advance rates set forth in the definition of Borrowing Base.

Assignments and Participations:	The Lenders shall be permitted to assign and sell participations in their Revolving Loans, Seasonal Loans and commitments, subject, in the case of assignments (other than assignments (i) by the Arranger (and its affiliates) during the syndication of the Senior Facilities or (ii) to another Lender), to the consent of the Administrative Agent and, so long as no event of default shall have occurred and be continuing under the Senior ABL Facilities, the Borrower (which consent in each case shall not be unreasonably withheld); provided that no assignments may be made to Black Diamond or any of its affiliates. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be an amount to be determined unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee from the assigning Lender or assignee of $3,500 in connection with all assignments. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Revolving Loans and Seasonal Loans, as the case may be, in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Senior ABL Facilities only upon request.

Yield Protection:	The ABL Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Agents and the Arranger associated with the syndication of the Senior ABL Facilities and the preparation, execution, delivery and administration of the ABL Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of outside counsel), (b) all reasonable out-of-pocket expenses of the Agents, the Arranger and the Lenders (including the reasonable fees, disbursements and other charges of outside counsel) in connection with the enforcement of the ABL Documentation and (c) all reasonable out-of-pocket fees and expenses associated with collateral monitoring and collateral reviews, including any such reasonable fees and expenses of the Collateral Agent.

The Agents, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum:	State of New York.

Counsel to the Arranger:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit A
Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Revolving Loans and Seasonal Loans comprising each borrowing bear interest at a rate per annum equal to:

the Base Rate plus the Applicable Margin; or

the Eurodollar Rate plus the Applicable Margin.

As used herein:

“Base Rate” means the higher of (a) the rate of interest publicly announced by a commercial bank selected by the Administrative Agent as its prime rate in effect at its principal office (the “Prime Rate”), and (b) the federal funds effective rate from time to time plus 0.5%.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Borrower) are offered in the interbank eurodollar market.

“Applicable Margin” means (a) 0.75%, if such Revolving Loans or Seasonal Loans, as the case may be, bear interest based upon the Base Rate (“Base Rate Loans”) and (b) 1.75%, if such Revolving Loans or Seasonal Loans, as the case may be, bear interest based upon the Eurodollar Rate (“Eurodollar Loans”). The foregoing margins shall be subject to adjustment after a period to be agreed and by amounts to be determined, provided that no event of default has occurred and is continuing under the Senior ABL Facilities.

Interest Payment Dates:	In the case of Base Rate Loans, interest shall be payable monthly in arrears.

In the case of Eurodollar Loans, interest shall be payable on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at the rate of 0.375% per annum, on the average daily unused portion of the Revolving Facility, payable quarterly in arrears. The foregoing rate shall be subject to adjustment after a period to be agreed and by amounts to be determined, provided that no event of default has occurred and is continuing under the Senior ABL Facilities. With respect to the Seasonal Facility, the commitment fee rate

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shall be the same as the commitment fee rate applicable to Revolving Facility from each December 1 through April 15 of the following year.

Letter of Credit Fees:	The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans which are Revolving Loans on the outstanding face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

In addition to letter of credit commission, a fronting fee calculated at a rate per annum to be agreed upon by the Borrower and the Issuing Lender on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when a payment default has occurred and is continuing, all overdue principal amounts under the Senior ABL Facilities shall bear interest at 2% above the rate otherwise applicable thereto, and interest, fees and other amounts shall bear interest at 2% above the rate applicable to Base Rate Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

EXHIBIT B
TERM LOAN B FACILITY
Statement of Terms and Conditions

     Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Commitment Letter dated June 5, 2006 from Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc. to Ranger Merger Sub Co. (“AcquisitionCo”) of which this Statement of Terms and Conditions forms an integral part. Set forth below is a statement of the terms and conditions for the Term Loan B Facility.

I. Parties

Borrower:	AcquisitionCo (the “Borrower”). Concurrently with the consummation of the Acquisition, the Borrower will merge with and into the Target and the Target will assume all obligations of the Borrower.

Guarantors:	Holdings and each of the direct and indirect domestic subsidiaries of the Borrower (the “Guarantors”; the Borrower and the Guarantors, collectively, the “Credit Parties”).

Sole Lead Arranger and Sole Bookrunner:	Bear, Stearns & Co. Inc. (in such capacity, the “Arranger”).

Administrative Agent:	Bear Stearns Corporate Lending Inc. (in such capacity, the “Administrative Agent”).

Collateral Agent:	A Lender selected by the Administrative Agent in consultation with the Borrower (in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agents”).

Lenders:	A syndicate of financial institutions, commercial banks and other non-banking entities arranged by the Arranger (collectively, the “Lenders”).

II. Type and Amount of Facility

Term Facility:	A seven-year amortizing senior secured term loan facility (the “Term Loan B Facility”; together with the Senior ABL Facilities, the “Senior Facilities”; the loans under the Term Loan B Facility, the “Term Loans” and, collectively with the Revolving Loans and Seasonal Loans, the “Loans”) in an

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aggregate principal amount of up to $125,000,000 and repayable in quarterly installments equal to 0.25% of the original principal amount on the Term Loans during the first six and three-quarter years, with the balance payable on the seventh anniversary of the Closing Date (as defined below).

Availability:	The full amount of the Term Loans must be drawn on the Closing Date. Amounts borrowed under the Term Loan B Facility that are repaid or prepaid may not be reborrowed.

Purpose:	The proceeds of the Term Loans will be used to finance a portion of the Transaction and to pay related fees and expenses.

III. Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments:	The Term Loans may be prepaid by the Borrower in minimum amounts to be mutually agreed upon, without premium or penalty (other than customary interest period breakage costs). Each optional prepayment of the Term Loans shall be credited ratably to the remaining installments and may not be reborrowed.

Mandatory Prepayments:	The following amounts shall be applied to prepay the Term Loan B Facility, in each case subject to exceptions to be mutually agreed upon:

(a) a percentage to be agreed of the net proceeds of any sale or issuance of equity (other than Sponsor equity) and a percentage to be agreed of the incurrence of certain indebtedness, in each case after the Closing Date by Holdings or by the Borrower or any of its subsidiaries;

(b) a percentage to be agreed of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by Holdings or by the Borrower or any of its subsidiaries of any assets (except for the sale of inventory in the ordinary course of business and certain other dispositions to be agreed on); and

(c) a percentage to be agreed of excess cash flow (to be defined in a mutually satisfactory manner) for each fiscal year of Holdings (commencing with the fiscal year in which the Closing Date occurs), provided that such percentage shall be reduced upon the achievement of leverage thresholds to be agreed.

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Each prepayment of the Term Loans shall be applied to the installments thereof ratably in accordance with the then outstanding amounts thereof and may not be reborrowed.

IV. Collateral	The Term Loan B Facility will be secured by (a) a first priority perfected (subject to customary exceptions to be agreed) security interest in substantially all of the assets of the Credit Parties (other than the ABL Collateral), whether consisting of real, personal, tangible or intangible property (including all of the outstanding shares of capital stock of the Borrower and the Borrower’s domestic subsidiaries and 66% of the capital stock of first tier foreign subsidiaries, but excluding leasehold mortgages), except for those assets as to which the Administrative Agent shall determine in its reasonable discretion that the cost of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby (collectively, the “Term Collateral”) and (b) a second priority perfected (subject to customary exceptions to be agreed) security interest in the ABL Collateral (as defined below).

The Senior ABL Facilities and any hedging agreements and bank products (including ACH transactions, credit card transactions and cash management services) provided by any Lender (or affiliate thereof), will be secured by a first priority perfected (subject to customary exceptions to be agreed) security interest in all of the cash, Cash Holdings (the definition of which will be substantially consistent with the Existing Facilities and with such other changes to be mutually agreed) and deposit accounts of the Credit Parties, together with the proceeds thereof and certain related assets consistent with the Existing Facilities (collectively, the “ABL Collateral” and, together with the Term Collateral, the “Collateral”).

An intercreditor agreement satisfactory to the Agents will govern all arrangements in respect of the Collateral between the Senior ABL Facilities and the Term Loan B Facility.

V. Certain Conditions

Initial Conditions:	The availability of the Term Loan B Facility shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the documentation with respect to the Term Loan B Facility (the “Term Loan

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Documentation” and, together with the ABL Documentation, the “Senior Credit Documentation”), (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit, and (c) the continuing satisfaction, on or before the date that is six months after AcquisitionCo’s execution and delivery of the Commitment Letter, of conditions precedent set forth in Exhibit D, provided that such date shall be extended by two months if, on the date that is six months after AcquisitionCo’s execution and delivery of the Commitment Letter, any regulatory approval necessary to consummate the Acquisition has not been obtained and all other Purchase Agreement conditions to the consummation of the Acquisition are satisfied or capable of then being satisfied on the Closing Date (the date upon which all such conditions precedent shall be satisfied (or waived), the “Closing Date”).

VI. Certain Documentation Matters	The Term Loan Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type (in each case, with customary exceptions, materiality thresholds and cure periods to be agreed), including, without limitation:

Representations and Warranties:	Financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Term Loan Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:	Delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information reasonably requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws, further assurances

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(including, without limitation, with respect to security interests in after-acquired property); and entering into interest rate protection on terms and conditions reasonably satisfactory to the Arranger.

Negative Covenants:	Limitations on: indebtedness; liens; guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; swap agreements; changes in fiscal year; negative pledge clauses; changes in lines of business; amendments to transaction documents; and changes in passive holding company status of Holdings.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be mutually agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain covenants, to a grace period to be mutually agreed upon); cross-default in respect of material indebtedness and hedging obligations (after the expiration of any applicable grace periods); bankruptcy and other insolvency events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document or security interest; lack of perfection or priority of security interests; and a change of control (the definition of which is to be mutually agreed but in any event including any change of control in respect of the Senior Notes and the Senior ABL Facilities).

Voting:	Amendments and waivers with respect to the Term Loan Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of Term Loans (or the commitments in respect thereof) (the “Required Lenders”), except that (a) the consent of each Lender whose loans, participations or commitments are directly adversely affected thereby shall be required with respect to (i) reductions in the principal amount or extensions of the scheduled date of amortization or maturity of any Term Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) modifications to the pro rata provisions of the Term Loan Documentation and (b) the consent of 100.0% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of any material Guarantors or any material portion of the collateral

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(except, in each case, as expressly permitted by the Term Loan Documentation).

Assignments and Participations:	The Lenders shall be permitted to assign and sell participations in their Term Loans and commitments, subject, in the case of assignments (other than assignments (i) by the Arranger (and its affiliates) during the syndication of the Senior Facilities, (ii) to another Lender or (iii) of funded Term Loans), to the consent of the Administrative Agent and, so long as no event of default shall have occurred and be continuing under the Term Loan B Facility, the Borrower (which consent in each case shall not be unreasonably withheld); provided that no assignments may be made to Black Diamond or any of its affiliates. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be an amount to be determined unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee from the assigning Lender or assignee of $3,500 in connection with all assignments. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Term Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Term Loan B Facility only upon request.

Yield Protection:	The Term Loan Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Agents and the Arranger associated with the syndication of the Term Loan B Facility and the preparation, execution, delivery and administration of the Term Loan Documentation and any amendment or waiver with respect

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thereto (including the reasonable fees, disbursements and other charges of outside counsel) and (b) all reasonable out-of-pocket expenses of the Agents, the Arranger and the Lenders (including the reasonable fees, disbursements and other charges of outside counsel) in connection with the enforcement of the Term Loan Documentation.

The Agents, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum:	State of New York.

Counsel to the Arranger:	Simpson Thacher & Bartlett LLP.

Annex I to Exhibit B
Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Term Loans comprising each borrowing bear interest at a rate per annum equal to:

the Base Rate plus the Applicable Margin; or

the Eurodollar Rate plus the Applicable Margin.

As used herein:

“Base Rate” means the higher of (a) the rate of interest publicly announced by a commercial bank selected by the Administrative Agent as its prime rate in effect at its principal office (the “Prime Rate”), and (b) the federal funds effective rate from time to time plus 0.5%.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Borrower) are offered in the interbank eurodollar market.

“Applicable Margin” means, as to the Term Loans, a rate per annum (which shall be fixed on the Closing Date based on the ratings in effect on the Closing Date) equal to (a) in the event that the Term Loan B Facility is rated at least B2 or better by Moody’s and B or better by S&P (in each case with stable outlook), (i) 2%, if such Loans are Base Rate Loans (as defined below), and (ii) 3%, if such loans are Eurodollar Loans (as defined below), (b) in the event that the Term Loan B Facility (x) is rated B2 (with negative outlook) or B3 (with stable outlook) by Moody’s and B (with stable outlook) by S&P, or (y) in the event that the Term Loan B Facility is rated B2 (with stable outlook) by Moody’s and B (with negative outlook) or B- (with stable outlook) by S&P, (i) 2.5%, if such Loans are Base Rate Loans, and (ii) 3.5%, if such loans are Eurodollar Loans, and (c) in the event that the Term Loan B Facility do not receive ratings which satisfy the requirements of clauses (a) or (b) above, (i) 3%, if such Loans are Base Rate Loans, and (ii) 4%, if such loans are Eurodollar Loans.

Interest Payment Dates:	In the case of Term Loans bearing interest at the Base Rate (“Base Rate Loans”), interest shall be payable quarterly in arrears.

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In the case of Term Loans bearing interest at the Eurodollar Rate (“Eurodollar Loans”), interest shall be payable on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Term Loan B Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amount shall bear interest at 2% above the rate applicable to Base Rate Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

EXHIBIT C
SENIOR NOTES
Statement of Terms and Conditions

          Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Commitment Letter dated June 5, 2006 from Bear, Stearns & Co. Inc. and Bear Stearns Corporate Lending Inc. to Ranger Merger Sub Co. (“AcquisitionCo”) of which this Statement of Terms and Conditions forms an integral part. Set forth below is a statement of the terms and conditions for the Senior Notes.

Issuer:	The Borrower will issue Senior Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”). The Borrower in its capacity as issuer of the Senior Notes is referred to as the “Issuer”. The Issuer will appoint a trustee reasonably acceptable to Bear, Stearns & Co. Inc.

Guarantors:	The Senior Notes shall be jointly and severally guaranteed (the “Guarantees”) by all guarantors of the Senior Facilities on a senior basis (the “Guarantors”).

Principal Amount:	$175,000,000 in aggregate principal amount of Senior Notes due 2014 issued at 100% of their principal amount.

Maturity:	The Senior Notes will mature on the eighth anniversary of the Closing Date.

Denomination:	The Senior Notes will be issued in denominations of $1,000 and integral multiples thereof.

Interest Rate:	The Senior Notes will bear cash interest at a fixed rate. Interest will be payable semi-annually and will be determined as set forth in the Fee Letter.

Ranking:	Senior obligations of the Issuer and the Guarantors.

Collateral:	None.

Initial Purchaser:	Bear, Stearns & Co. Inc. (in such capacity, the “Initial Purchaser”).

Use of Proceeds:	The proceeds of the Senior Notes will be used to provide funds to finance a portion of the Transaction and to pay related fees and expenses.

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Mandatory Redemption:	None.

Change of Control:	Upon the occurrence of a change of control (the definition of which is to be agreed), the Issuer shall offer to redeem the Senior Notes at a price of 101% of the principal amount, plus accrued interest.

Optional Redemption:	The Senior Notes may not be redeemed, in whole or in part, at the option of the Issuer at any time prior to the fourth anniversary of the Closing Date. After the fourth anniversary of the Closing Date, the Senior Notes may be optionally redeemed at a redemption price equal to: (a) par plus 50% of the coupon in effect on the Closing Date, if such redemption occurs after the fourth anniversary of the Closing Date and prior to the fifth anniversary of the Closing Date; (b) par plus 25% of the coupon in effect on the Closing Date, if such redemption occurs on or after the fifth anniversary of the Closing Date and prior to the sixth anniversary of the Closing Date; and (c) at par thereafter.

In addition, on or prior to the third anniversary of the Closing Date, up to 35% of the original principal amount of the Senior Notes may be redeemed from the proceeds of a qualifying equity offering by the Issuer or Holdings at a redemption price equal to par plus a premium equal to the interest rate that is applicable to the Senior Notes plus accrued interest.

Registration Rights:	The Issuer will file within 90 days after the initial issuance date of the Senior Notes (the “Trigger Date”), and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, (i) a shelf registration statement with respect to the Senior Notes (a “Shelf Registration Statement”) and/or (ii) at the request of the Initial Purchaser, a registration statement providing for an exchange offer (the “Exchange Offer”) for the Senior Notes for notes having substantially the same terms as the Senior Notes. If a Shelf Registration Statement is declared effective, the Issuer will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Senior Notes, but in no event shall the Issuer be required to keep such registration statement effective and available for more than 18 months after the Trigger Date. If within 180 days from the Trigger Date (the “Effectiveness Date”), a Shelf Registration Statement for the Senior Notes has not been declared effective or if requested, the Exchange Offer is not consummated, then the Issuer will pay liquidated

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damages of 25 basis points per annum on the principal amount of Senior Notes outstanding to holders of such Senior Notes who are unable to freely transfer Senior Notes from and including the 180th day after the Trigger Date to but excluding the effective date of such Shelf Registration Statement or consummation of the Exchange Offer, as applicable. On the 90th day after the Effectiveness Date, the liquidated damages amount shall increase by 25 basis points per annum, and on each 90-day anniversary of the Effectiveness Date thereafter, shall increase by 50 basis points per annum, to a maximum liquidated damages amount of 100 basis points per annum. The Issuer will also pay liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for sales thereunder. All accrued increased interest will be paid on each semi-annual interest payment date. In addition, unless and until the Issuer has caused the Shelf Registration Statement to become effective, the holders of the Senior Notes will have the right to “piggy-back” in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Senior Notes will be redeemed or repaid from the proceeds of such securities.

Right to Transfer Senior Notes:	The holders of the Senior Notes shall have the absolute and unconditional right to transfer such Senior Notes in compliance with applicable law to any third parties.

Conditions Precedent:	The availability of the Senior Notes shall be conditioned upon the satisfaction, on or before the date that is six months after AcquisitionCo’s execution and delivery of the Commitment Letter, of the conditions precedent set forth in Exhibit D, provided that such date shall be extended by two months if, on the date that is six months after AcquisitionCo’s execution and delivery of the Commitment Letter, any regulatory approval necessary to consummate the Acquisition has not been obtained and all other Purchase Agreement conditions to the consummation of the Acquisition are satisfied or capable of then being satisfied on the Closing Date.

Covenants:	Customary for those in an indenture governing a high-yield senior note issue (with exceptions and materiality thresholds to be agreed), including, without limitation, restrictions on the incurrence of indebtedness, the issuance of preferred stock, the payment of dividends, redemption of capital stock

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or junior debt and making certain investments, the incurrence of liens, the sale of assets and the sale of subsidiary stock, entering into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances, affiliate transactions, mergers, consolidations and sales of substantially all the assets of the Issuer and its subsidiaries and requirements as to future subsidiary guarantors.

Events of Default:	Customary for those in an indenture governing a high-yield senior note issue (with customary exceptions, materiality thresholds and cure periods to be agreed), including, without limitation, (i) nonpayment of principal when due; (ii) nonpayment of interest, fees or other amounts after a grace period to be agreed upon; (iii) violation of covenants (subject, in the case of certain covenants, to a grace period to be agreed upon); (iv) cross payment default and cross-acceleration; (v) bankruptcy events; (vi) material judgments; or (vii) failure of any Guarantee to be in full force and effect.

Expenses and Indemnification:	All reasonable out-of-pocket costs and expenses of the Initial Purchaser through the date of the Commitment Letter, including, without limitation, reasonable expenses incurred in connection with the due diligence of the Initial Purchaser associated with the preparation, execution, delivery and administration of the definitive documentation governing the Senior Notes (including, without limitation, reasonable out-of-pocket legal fees and expenses) are to be paid by the Issuer.

The Initial Purchaser (and its affiliates and officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party) pursuant to terms substantially the same as those set forth in Annex A to the Commitment Letter.

Governing Law and Forum:	State of New York.

Counsel to Initial Purchaser:	Simpson Thacher & Bartlett LLP.

EXHIBIT D
          The availability of each of the Senior Facilities and the Senior Note Financing, in addition to the conditions set forth in Exhibits A, B and C, shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in said Exhibits.
(a) Each Credit Party shall have executed and delivered definitive Senior Credit Documentation consistent with the Senior Facilities Term Sheets and otherwise reasonably satisfactory to Bear Stearns and BSCL. Each Credit Party shall have executed and delivered definitive documentation governing the Senior Notes, including, without limitation, the Note Purchase Agreement, indenture and registration rights agreement (the “Senior Note Financing Documents”) consistent with the Senior Notes Term Sheet and otherwise reasonably satisfactory to Bear Stearns and BSCL.
(b) (i) the Investor Group shall have invested at least $175,000,000 in cash in equity issued by Holdings to the Investor Group (which may include management rollover equity), all of the proceeds of which shall have been contributed by Holdings to the equity capital of AcquisitionCo to finance the Acquisition, and the terms of any such equity that is not common equity of Holdings or AcquisitionCo shall be reasonably satisfactory to Bear Stearns, and (ii) the Borrower shall have received or be concurrently receiving (A) $175,000,000 in gross cash proceeds from the issuance of the Senior Notes, (B) approximately $55,000,000 in gross cash proceeds from the borrowing of Revolving Loans under the Senior ABL Facilities and (C) $125,000,000 in gross cash proceeds from the borrowing of Term Loans under the Term Loan B Facility.
(c) The Transaction shall have been consummated in accordance with applicable law and the Purchase Agreement. Substantially all of the existing indebtedness of the Target and its subsidiaries shall have been repaid or refinanced.
(d) The Purchase Agreement shall have terms and conditions reasonably satisfactory to Bear Stearns (it being understood and agreed that the draft Purchase Agreement dated June 3, 2006 is acceptable to Bear Stearns), and no provision of the Purchase Agreement shall have been waived, amended, supplemented or otherwise modified in any material respect adverse to the Lenders without approval of Bear Stearns (such approval shall not be unreasonably withheld). All conditions precedent to the consummation of the Transaction set forth in the Purchase Agreement shall have been satisfied or, with the prior approval of Bear Stearns, waived.
(e) The Lenders, the Agents and the Arranger shall have received all fees required to be paid, and all expenses for which reasonably detailed invoices have been presented, on or before the Closing Date.

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(f) All material governmental and third party approvals necessary in connection with the financing contemplated hereby (including shareholder approvals, if any) shall have been obtained on reasonably satisfactory terms and shall be in full force and effect.
(g) The Lenders shall have received (i) consolidated financial statements of the Target including balance sheets as of the end of the last two fiscal years and income and cash flow statements as of the end of and for each of the last three fiscal years, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, together with the report thereon, (ii) unaudited selected financial information of each of the Borrower and the Target meeting the requirements of Item 301(a) of Regulation S-K for the two fiscal years immediately preceding the last three fiscal years, (iii) unaudited interim financial statements of the Target, prepared in the same manner as the historical audited statements, of the most recently ended quarterly period ending at least 45 days prior to the Closing Date and for the same quarterly period during the most recently ended fiscal year, and (iv) consolidated pro forma balance sheets and income statements of the Target as of the Closing Date, giving effect to the Transaction and the transactions contemplated by the Purchase Agreement and the Commitment Letter and reflecting estimated purchase price accounting adjustments (meeting the requirements of Regulation S-X for a registration statement on Form S-1). The Lenders and the Arranger shall have received the written permission of each of the Borrower and the Target to include each of the financial statements referred to in this paragraph in any manner in connection with the Senior Facilities and/or the Senior Notes and the independent registered public accountants for the Target shall have agreed to provide customary levels of comfort reasonably acceptable to Bear Stearns with respect to such financial statements.
(h) The Lenders shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Borrower and the Target and its domestic subsidiaries, and such search shall reveal no liens on any of the assets of the Borrower or the Target and its domestic subsidiaries except for customary permitted liens and other liens permitted by the Senior Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent. All documents and instruments required to perfect the Collateral Agent’s first and second priority security interests (subject to customary exceptions to be agreed) in the collateral under the Facilities (including delivery of capital stock certificates and undated stock powers executed in blank) shall have been executed and be in proper form for filing.
(i) The Agents and the Arranger shall have received such borrowing base certificates and cash dominion and control documentation with respect to accounts as they shall reasonably require.
(j) The Agents (on behalf of the Lenders) shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries and (ii) from such special and local counsel as may be reasonably required by Bear Stearns),

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documents and other instruments as are customary for transactions of this type or as they may reasonably request.
Notwithstanding anything to the contrary in the Commitment Letter, the Term Sheets or any other agreement, the representations and warranties relating to the Target and its subsidiaries and their businesses and assets the validity of which shall be a condition precedent to the availability of the Debt Financings shall be (i) those representations and warranties made by the Target in the Purchase Agreement and (ii) customary representations and warranties as to corporate existence; corporate power and authority; enforceability of the Senior Credit Documentation and the documentation for the Senior Notes (collectively, the “Financing Documentation”); no conflict with material law or material contractual obligations with execution, delivery and performance of the Financing Documentation; Federal Reserve margin regulations; solvency and assets included in the Collateral and other customary security documentation matters; and Anti-Terrorism Laws.